UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3025021
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

211 Main Street, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares each representing 1/40th interest in a share of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-200939

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D, par value of $0.01, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share) of The Charles Schwab Corporation, a Delaware corporation (the “Company”). The descriptions set forth under the sections “Description of Depositary Shares” and “Description of Series D Preferred Stock” in the prospectus supplement dated February 29, 2016, as filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2016 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and under the sections “Description of Depositary Shares” and “Description of Preferred Stock” in the Prospectus included in the automatic shelf registration statement on Form S-3 (No. 333-200939) of the Company (collectively, the “Registration Statement”), as filed with the Commission on December 15, 2014, are incorporated herein by reference.

Item 2.	Exhibits.

4.1	Certificate of Designations of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D, dated March 3, 2016, of the Company (including the form of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D Certificate of the Company attached as Exhibit A thereto) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Company filed March 7, 2016).

4.2	Deposit Agreement, dated March 7, 2016, between the Company and Wells Fargo Bank, N.A., as Depositary (including the form of Depositary Share Receipt attached as Exhibit A thereto) (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of the Company filed March 7, 2016).

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE CHARLES SCHWAB CORPORATION

Date: March 7, 2016	By:	/s/ Joseph R. Martinetto Joseph R. Martinetto Senior Executive Vice President and Chief Financial Officer